EXHIBIT 10

                            ITT Hartford Group, Inc.
                                 Hartford Plaza
                               Hartford, CT 06115


March 6, 1996

Hartford Small Company Fund, Inc.
Hartford Plaza
Hartford, CT 06115

Gentlemen:

I have examined the Articles of Incorporation of Hartford Small Company Fund, Inc. (the "Fund"); the By-Laws of the Fund, documents evidencing various pertinent corporate proceedings, and such other things considered to be material to determine the legality of the sale of the authorized but unissued shares of the Fund's common stock. Based upon my examination, it is my opinion that the Fund is a validly organized and existing Maryland corporation and it is legally authorized to issue up to 750,000,000 shares of common stock of a par value of ten cents (10(cent)) per share, at prices determined as described in the Fund's Prospectus, when such shares are properly registered under all applicable federal and state securities laws.

Based upon the foregoing, it is my opinion that the Fund's shares of common stock, when issued for cash consideration as described in the Fund's prospectus, will be validly issued, fully paid and nonassessable.

I hereby consent to the inclusion of this Opinion as an Exhibit to the Fund's Registration Statement on Form N-1A.

Very truly yours,

/s/ Michael O'Halloran

Michael O'Halloran
Vice President and Secretary